UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                          _________________________


                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                October 8, 1998
               Date of Report (Date of earliest event reported)

                        Commission file number 1-11885

______________________________________________________________________________


                            ALLEGIANCE CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

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
                                         1430 Waukegan Road                        36-4095179
           Delaware                    McGaw Park, Illinois         (I.R.S. Employer Identification No.)
(Jurisdiction of Incorporation    (Address of Principal Executive
      or Organization)                      Offices)
                                                                                      60085
                                                                                   (Zip Code)

    Registrant's telephone number, including area code: (847) 689-8410

______________________________________________________________________________



Item 5.  Other Events.

               On October 9, 1998, Cardinal Health, Inc. ("Cardinal"), and Allegiance Corporation ("Allegiance") announced that they have entered into an Agreement and Plan of Merger, dated as of October 8, 1998 (the "Merger Agreement"), pursuant to which Boxes Merger Corp., a newly formed wholly owned subsidiary of Cardinal, will be merged with and into Allegiance (the "Merger"). Under the terms of the Merger Agreement, stockholders of Allegiance will receive 0.4150 (the "Exchange Ratio") of a Cardinal Common Share for each share of Allegiance Common Stock they hold. Upon the completion of Cardinal's previously announced 3-for-2 stock split (the record date for which is October 9, 1998, and the payment date for which is October 30, 1998), the Exchange Ratio will be adjusted so that stockholders of Allegiance will receive 0.6225 of a Cardinal Common Share for each share of Allegiance Common Stock they hold. The Merger is intended to be tax-free and to qualify as a pooling of interests for financial reporting purposes. Consummation of the transaction is subject to the satisfaction of certain conditions, including approvals by the stockholders of Allegiance and the shareholders of Cardinal and receipt of certain regulatory approvals, and is expected to be completed in the first half of calendar 1999. Upon consummation of the Merger, Cardinal will assume all of Allegiance's long-term debt, which totaled approximately $890 million as of October 9, 1998.

               In connection with the execution of the Merger Agreement, Allegiance and Cardinal entered into a Stock Option Agreement, dated October 8, 1998, pursuant to which Allegiance granted Cardinal an option, exercisable under certain circumstances specified in such agreement, to purchase up to 22,284,538 shares of Allegiance Common Stock (approximately 19.9% of the outstanding shares of Allegiance Common Stock, without giving effect to the exercise of the option), at a purchase price per share of the lower of $38.46 or the product of the Exchange Ratio times the average of the closing prices (or, if such securities should not trade on a given day, the average of the bid and ask prices therefor on such day) of the Cardinal Common Shares as reported on the NYSE Composite Tape during the five consecutive trading days ending on (and including) the trading day immediately prior to the day the option is exercised.

               In connection with the execution of the Merger Agreement, Mr. Lester B. Knight, the Chairman and Chief Executive Officer of Allegiance, and Mr. Joseph F. Damico, the President and Chief Operating Officer of Allegiance, entered into Support/Voting Agreements, each dated October 8, 1998, with Cardinal, pursuant to which Messrs. Knight and Damico agreed to take certain actions in connection with the proposed Merger, including voting the shares of Allegiance Common Stock beneficially owned by them in favor of the Merger at any meeting of stockholders held to consider the Merger. Mr. Knight beneficially owns approximately 1.5%, and Mr. Damico beneficially owns approximately 1.0%, of the outstanding shares of Allegiance Common Stock.

               In connection with the proposed Merger, Cardinal and Allegiance also announced that they believe that the combination of Cardinal and Allegiance will generate substantial revenue enhancement opportunities and cost savings, which are believed to exceed $50 million within two years following completion of the Merger, and that, based upon current information, Allegiance's earnings growth rate will be in excess of 30% in calendar year 1998 and that the combined company is expected to achieve growth rates of 20% or more following the Merger.

               Allegiance's Board of Directors also announced that it has rescinded two previously authorized 6 million share repurchase programs which were announced in November 1997 and July 1998. Allegiance had repurchased approximately 5.8 million of the 12 million shares authorized.

               In connection with the Merger Agreement, Allegiance amended Allegiance's Rights Agreement dated as of September 30, 1996 between Allegiance and First Chicago Trust Company of New York, as Rights Agent.

               Certain statements in this report constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements indicating Allegiance "plans," "expects," "estimates" or "believes" are forward-looking statements that involve known and unknown risks, including, but not limited to, general economic and business conditions, changing trends in the health-care industry and customer profiles, competition, changes in governmental regulations, and unfavorable foreign currency fluctuations. Although Allegiance believes its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of Allegiance will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Allegiance provides cautionary statements, detailed in Securities and Exchange Commission filings, including, without limitation, Allegiance's Form 10-K and 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements. Allegiance undertakes no obligation to update publicly any forwarding-looking statement whether as a result of new information, future events or otherwise.



                                  SIGNATURES




               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.




                                             ALLEGIANCE CORPORATION



                                             By: /s/ Peter B. McKee
                                                 -----------------------------
                                             Name:   Peter B. McKee
                                             Title:  Senior Vice President and
                                                     Chief Financial Officer



Date: October 12, 1998